EXHIBIT 10.1
AMENDMENT NO. 1 to
TAX SHARING AGREEMENT
     This Amendment No. 1 (this “Amendment”) to that certain Tax Sharing Agreement effective for federal taxable years beginning on or after the 9th day of November 2004 and/or all state taxable years beginning on or after the 30th day of December 2002 (the “Tax Sharing Agreement”) by and between Cypress Semiconductor Corporation, a Delaware corporation (“Parent”), and SunPower Corporation, a California corporation (“Subsidiary”) is entered into as of August 12, 2008. Capitalized terms used but not defined herein shall have the meanings given to them in the Tax Sharing Agreement.
RECITALS
     WHEREAS, Parent and Subsidiary are parties to the Tax Sharing Agreement;
     WHEREAS, Parent is in the process of undertaking a Distribution of the stock of Subsidiary held by it and has received a private letter ruling from the Internal Revenue Service (the “IRS”) regarding the qualification of the Distribution under Section 355 of the Code (the “Ruling”); and
     WHEREAS, Parent and Subsidiary would like to modify the Agreement to reflect the understanding of the Parties to the Agreement with regard to certain transactions that may affect the tax treatment of the Distribution and certain other matters.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
1.	Section 1(m) is hereby added to the Agreement, as follows:
     (m) “Governmental Entity” means any national, state, municipal, local or foreign government or regulatory body, any instrumentality, subdivision, court, tribunal, administrative agency or commission, including the IRS or other governmental authority, board, legislature or department, or instrumentality.
2.	Section 6(a)(iv) of the Agreement is hereby amended in its entirety to read as follows:
iv.	any Taxes resulting from the application of Section 355(e) of the Code or similar provision of other applicable law to the Distribution as a result of one or more acquisitions (within the meaning of Section 355(e)) of Subsidiary stock after the Distribution, which for the avoidance of doubt, shall include (x) any such acquisition or acquisitions whether or not consented to by Cypress (or exempt from consent) pursuant to Section 6(e) added below, and (y) any such acquisition or acquisitions attributable to a conversion of any or all of the Class B Common Stock of Subsidiary to Class A Common Stock of

Subsidiary or any similar recapitalization transaction or series of related transactions (any of the foregoing referenced in this clause (y), a “Recapitalization”), except for any Taxes which would result solely from (A) issuances and dispositions of Subsidiary stock prior to the Distribution and (B) any acquisition of Subsidiary stock by Parent after the Distribution.

v.	Parent and Subsidiary agree to treat any indemnification payments (other than payments of interest) pursuant to Section 6(a) as a distribution between Parent and Subsidiary occurring immediately prior to the Distribution, and to challenge in good faith any other characterization of such payments by any Governmental Entity. Subsidiary shall be responsible for any cost or expenses associated with such challenge or efforts to treat such payments as a distribution between Parent and Subsidiary occurring immediately prior to the Distribution. If, notwithstanding such good faith efforts, the receipt or accrual of any such payment (other than payments of interest) results in taxable income to the indemnified party (including taxable income or gain arising as a result of the payment being treated as a distribution) or results in the reduction in any tax attribute of the indemnified party resulting from the receipt or accrual of any such payment, such payment shall be increased so that, after the payment of any Taxes with respect to the payment (and treating as Taxes paid the reduction of any tax attribute), the indemnified party shall have realized the same net amount it would have realized had the payment not resulted in taxable income.
3.	Section 6(e) is hereby added to the Agreement, as follows:
(e) For a period of 25 months following a Distribution, Subsidiary shall not (i) effect a Recapitalization or (ii) enter into or facilitate any other transaction resulting in an acquisition (within the meaning of Section 355(e) of the Code) of Subsidiary stock without first obtaining the written consent of Parent, which consent may be withheld in its reasonable discretion, and which consent may be conditioned upon, among other things, Subsidiary first obtaining, at Subsidiary’s own expense, an opinion from a nationally recognized tax counsel together with any supporting documentation required in connection with such opinion, in each case in form and substance reasonably satisfactory to Parent, that such transaction (either alone or when taken together with any other transaction or transactions) will not cause the Distribution to become taxable under Section 355(e); provided, however, that the foregoing limitation in this clause (ii) shall not apply unless such transaction (either alone or when taken together with one or more other transactions entered into or facilitated by Subsidiary consummated after August 4, 2008 and during the 25-month period following the Distribution) would involve the acquisition for purposes of Section 355(e) of the Code after August 4, 2008 of more than 25% of the outstanding shares of Subsidiary. In order to implement the foregoing, Subsidiary shall provide Parent with notice no later than ten (10) business days after the close of any transaction involving less than 25% of Subsidiary’s outstanding shares (either alone or when taken together with one or more other transactions consummated after August 4, 2008 and during the 25-month period following the Distribution). In the case of a transaction involving greater than 25% (either alone or when taken together with one or more other transactions consummated after August 4, 2008 and during the 25-month period following the Distribution), Subsidiary shall provide at least 30 days advance notice of such proposed transaction, including notice of the aggregate percentage, taking into account the proposed transaction and the total outstanding shares of Subsidiary acquired after August 4, 2008 and during the 25-month period following the Distribution. In addition to the foregoing, the limitation in Section 6(e)(ii) shall not apply to (A) any acquisition of Subsidiary stock that will qualify under Treasury Regulation Section 1.355-7(d)(8) in connection with the performance of services, (B) an acquisition of Subsidiary stock for which Subsidiary furnishes to Parent prior to such acquisition an opinion from a nationally recognized tax counsel together with any supporting documentation required in connection with such opinion, in each case in form and substance reasonably satisfactory to Parent, that such acquisition will qualify under Treasury Regulation Section 1.355-7(d)(9), (C) an acquisition of Subsidiary stock (other than involving a public offering) for which Subsidiary furnishes to Parent prior to such acquisition an opinion from a nationally recognized tax counsel together with any supporting documentation required in connection with such opinion, in each case in form and substance reasonably satisfactory to Parent, that such acquisition will qualify under the so-called “super safe harbor” contained in Treasury Regulation Section 1.355-7(b)(2) or (D) the adoption by Subsidiary of a standard stockholder rights plan sometimes referred to as a “poison pill.” In addition, Subsidiary shall not (i) effect a Recapitalization during the 36 month period following a Distribution without first obtaining an opinion from a nationally recognized tax counsel together with any supporting documentation required in connection with such opinion in each case in form and substance reasonably satisfactory to Parent that such Recapitalization (either alone or when taken together with any other transaction or transactions) will not cause the Distribution to become taxable under Section 355(e), or (ii) seek any private ruling, including any supplemental private ruling, from the IRS with regard to the Distribution, or any transaction having any bearing on the tax treatment of the Distribution, without the prior written consent of Parent. Parent shall notify Subsidiary whether the opinions referenced in this Section 6(e) are in form and substance reasonably satisfactory to Parent no later than ten (10) business days following Parent’s receipt thereof.
4.	Section 6(f) is hereby added to the Agreement, as follows:
(f) Parent shall make reasonable efforts to promptly notify Subsidiary in writing upon receipt by Parent of an initial communication from any Governmental Entity with respect to any pending or threatened audit, claim, dispute, suit,action, proposed assessment or other proceeding concerning any amount for which Subsidiary may be liable under Section 6(a) (a “Tax Contest”), provided, however, that Parent’s failure to deliver such notification shall not limit Subsidiary’s indemnification obligations hereunder except to the extent that such failure to promptly notify Subsidiary has materially adversely affected Subsidiary.
5.	Section 6(g) is hereby added to the Agreement, as follows:
(g) Parent and Subsidiary shall have joint responsibility and control over the handling of any Tax Contest with respect to which Subsidiary has confirmed to Parent in writing that it owes Parent indemnification and only with respect to those elements of the Tax Contest related to Section 355(e) issues. Such joint control shall be subject to the ability of each party to participate in any such matter at its own expense, and shall include the right to receive copies of communications from, participate in communications with, and attend meetings with, agents of the Governmental Entity involved (including without limitation communications involving information document requests and responses thereto) and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any Tax Contest. In the event that Parent shall take any action in breach of this Section 6(g), Subsidiary shall not be required to indemnify Parent to the extent Subsidiary was prejudiced by such actions.
6.	Section 6(h) is hereby added to the Agreement, as follows:
(h) The parties shall reasonably cooperate in connection with the conduct of any Tax Contest (including, where appropriate or necessary for purposes of allowing such party to exercise its rights under the Tax Sharing Agreement, providing a limited power of attorney), and shall make their respective employees and facilities available on a mutually convenient basis to facilitate such cooperation.
7.	On July 21, 2008, Parent announced that its board of directors had authorized its management to proceed with the Distribution. In connection with the proposed Distribution, representatives of Subsidiary and Parent have discussed a number of amendments to Subsidiary’s certificate of incorporation that Parent believes are necessary in order to effect the potential Distribution on a tax-free basis. The amendments are proposed to be effected through an amendment and restatement of Subsidiary’s certificate of incorporation (the “Restated Certificate”), which would be approved by written consent of Parent as the holder of a majority of the voting power of the issued and outstanding voting securities of Subsidiary. A copy of the Restated Certificate as agreed to by the parties is attached as Exhibit A. The purpose of this Section 7 of this Amendment is to confirm Subsidiary’s agreement that, in the event Parent determines to proceed with the Distribution and announces a record and distribution date for it, Subsidiary will file the Restated Certificate with the Delaware

Secretary of State no later than five days prior to the date fixed by Parent as the distribution date for the Distribution.

8.	This Amendment shall be effective for all purposes as of immediately prior to the time of the Distribution. Notwithstanding anything in the immediately preceding sentence to the contrary, the provisions contained in Section 7 of this Amendment shall be effective for all purposes as of the date of this Amendment.

9.	Except as set forth herein, the Tax Sharing Agreement is and shall remain in full force and effect without modification, through the term set forth in Section 8 of the Tax Sharing Agreement, but shall terminate upon the expiration of the statute of limitations with regard to Parent’s last taxable year for which an adjustment by any Taxing Authority could give rise to an indemnifiable Tax to Parent under this Agreement including by reason of the reduction of any Parent tax attribute.

     IN WITNESS WHEREOF, the parties hereto have entered into this Amendment No. 1 as of August 12, 2008.

Cypress Semiconductor Corporation		SunPower Corporation

By:	/s/	By:	/s/ Thomas Werner

Name:		Name:	Thomas Werner

Title:		Title:	Chief Executive Officer

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